Exhibit 10.14
Amendment No. 3
to the
R. G. Barry Corporation Restoration Plan
(Effective as of March 31, 2004)
Whereas, R. G. Barry Corporation (“Sponsor”) adopted the R. G. Barry Corporation Restoration Plan (“Plan”) effective January 1, 1994;
Whereas, the Sponsor amended the Plan effective September 1, 1995; January 1, 1997 and January 1, 2001;
Whereas, the Sponsor wants to amend the Plan again;
Whereas, Section 7.1 of the Plan provides that the Sponsor’s Board of Directors may amend and terminate the Plan at any time with respect to all Participating Employers;
Now, Therefore, in accordance with Section 7.1 of the Plan, the Plan is amended as follows:
1. Section 1.1, Establishment and Amendment of the Plan, is amended to read, in its entirety, as follows:
1.1 Establishment and Amendment of the Plan
Effective March 31, 2004 (“Freeze Date”), the Plan is frozen. On and after the Freeze Date, (a) no Employee may become a Participant, (b) no Eligible Employee may become an Eligible Participant and (c) no additional benefits will accrue. Also, benefits accrued before the Freeze Date will be paid as otherwise provided in the Plan as modified by this Amendment No. 3.
2. Section 3.1, Eligibility, is amended to read, in its entirety, as follows:
3.1 Eligibility
On and after the Freeze Date, no Employee of any Participating Employer may become a Plan Participant.
3. Section 3.2, Participation, is amended to read, in its entirety, as follows:
3.2 Participation
On and after the Freeze Date, no Eligible Employee may become a Plan Participant.
4. Section 4.1, Amount of Benefits, is amended to read, in its entirety, as follows:

4.1 Amount of Benefits
On and after the Freeze Date, no additional benefits will accrue under the Plan. Any benefits accrued before the Freeze Date will be measured as provided in Sections 4.1 (before this amendment) and 7.1 and will be paid as otherwise provided in the Plan, as modified by this Amendment No. 3.
5. Section 7.1, Amendment and Termination, is amended to read, in its entirety, as follows:
7.1 Amendment and Termination
The Board of Directors of the Sponsor may amend, modify, or terminate this Plan at any time and in any manner. Such action by the Board of Directors of the Sponsor shall be binding upon all other Participating Employers. In addition, this Plan shall automatically terminate at the time of the termination of the Retirement Plan; and any benefit payment obligation under this Plan shall be measured with respect to the benefits which are payable from the Retirement Plan irrespective of whether such benefits are actually paid or not paid for any reason, including an insufficiency of assets to pay such benefits. Also, this Plan shall automatically be frozen at the time the Retirement Plan is frozen, and any benefit payment obligation under this Plan shall be measured with respect to the benefits which are payable from the Retirement Plan irrespective of whether such benefits are actually paid or not paid for any reason, including an insufficiency of assets to pay such benefits at any time. In the event of a termination or freezing of the Plan pursuant to this Section 7.1, no further benefits shall accrue under this Plan, and amounts which are then payable shall continue to be an obligation of the Participating Employer and shall be paid as otherwise provided in this Plan; provided, however, that the Sponsor reserves the right, in its sole discretion, to accelerate payments to the affected Eligible Participants in the event of a complete or partial termination of the Plan.
6. Section 8.1, Participation in the Plan, is amended to read, in its entirety, as follows:
8.1 Participation in the Plan
No Affiliate may become a Participating Employer on or after the Freeze Date.
In Witness Whereof, R. G. Barry Corporation has caused this instrument to be executed on this 20th day of February, 2004 by its duly authorized officers, effective as provided above.

R. G. Barry Corporation
By:	/s/ Daniel D. Viren

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